Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2005 Incentive Award Plan of Ambassadors International, Inc. of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Ambassadors International, Inc. for the year ended December 31, 2006, Ambassadors International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ambassadors International, Inc. included in Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
June 20, 2007

E-3